Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 27, 2008, in the Registration Statement (Form S-1 No. 333-                ) and related Prospectus of Dave & Busters Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

July 7, 2008